UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
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LNB Bancorp, Inc.

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LNB BANCORP, INC.
SUPPLEMENT TO PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS
to be held on
MAY 3, 2011
To the Shareholders of LNB Bancorp, Inc.:
     It has come to our attention that, in the proxy statement of LNB Bancorp, Inc. (the “Corporation”) dated March 14, 2011 relating to the Company’s 2011 Annual Meeting of Shareholders to be held on May 3, 2011, which the Corporation first made available to shareholders beginning on March 14, 2011, there were inadvertent errors in the descriptions of the vote required with respect to Proposal 3 on page 4 and page 11 and with respect to Proposal 4 on page 4. The purpose of this Supplement is to amend and restate the first and second paragraphs on page 4 and the penultimate paragraph on page 11 to correct these inadvertent errors by clarifying that (1) the approval and adoption of Proposal 3 requires the affirmative vote of the holders of a majority of Corporation’s outstanding common shares and (2) broker non-votes will not be counted in determining whether Proposal 4 is approved.
     Except as amended by this Supplement, all information set forth in the proxy statement remains unchanged. Please also note that this Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement.
     The first and second paragraphs on page 4 of the proxy statement are amended and restated in their entirety to read as follows:
Article X, Section 1 of LNB’s code of regulations provides that the regulations may be amended by the shareholders at any shareholder meeting by the affirmative vote of the registered holders of a majority of the common shares represented in person or by proxy at the meeting. However, Section 1701.11 of the Ohio General Corporation Law provides that the regulations may be amended by the shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, or by a proportion greater than a majority if the regulations so provide. LNB’s code of regulations further provides that amendments to Article III and Article IV of the regulations may be adopted by the affirmative vote of the registered holders of a majority of the common shares represented in person or by proxy at the meeting, so long as (1) LNB has no “interested shareholder” (as defined in the code of regulations) and the amendments are first approved by a majority of the Board of Directors or (2) LNB has an interested shareholder and the amendments are first approved by a two-thirds majority of the “continuing directors” (as defined in the regulations). LNB does not believe that it has an interested shareholder and, in any event, the amendments to LNB’s code of regulations to permit amendments to the code of regulations by the Board of Directors to the extent permitted by Ohio law has been approved by more than two-thirds of the directors who would constitute “continuing directors.” Accordingly, the approval and adoption of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding common shares. Accordingly, abstentions and broker non-votes will have the same effect as an “against” vote.
The approval of the advisory proposal on LNB’s executive compensation program under Proposal 4 requires the affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 4 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote. Broker non-votes will not be counted for determining whether the proposal is approved.
     The penultimate paragraph on page 11 of the proxy statement is amended and restated in its entirety to read as follows:
Adoption of the amendment to the code of regulations proposed in this Proposal 3 requires the affirmative vote of a majority of the Corporation’s outstanding common shares.
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Dated: May 2, 2011